Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Alberton Acquisition Corporation on Amendment No. 6 to Form S-4 (File No. 333-251825) of our report dated August 27, 2021, which includes an explanatory paragraph as to SolarMax Technology, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SolarMax Technology, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Proxy Statement / Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement / Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

February 14, 2022